Exhibit 23.2
Consent of Hollberg Professional Group, PC

      We hereby consent to the reference to our firm in the form and context in which they appear in this Annual Report on Form 10-K of OCI Resources LP for the fiscal year ended December 31, 2014. We hereby further consent to the use of the information contained in our report, dated March 4, 2015, relating to estimates of reserves of OCI Wyoming LLC located in the Green River Basin of Wyoming. We further consent to the incorporation by reference of references to our firm and to our report, dated March 4, 2015, in OCI Resources LP’s Registration Statement (Form S-8 No. 333-191598).

/s/ Kurt F. Hollberg
Hollberg Professional Group, PC Englewood, Colorado
March 6, 2015